Prospectus filed pursuant to Rule 424(b)(3)
Registration Statement No. 333-4780

Prospectus Supplement

Prospectus Supplement dated August 26, 2009 to the Prospectus (the “Prospectus”) of Track Data Corporation (the “Company”), dated July 11, 1996 (included in Amendment No. 1 to Form S-3, Registration Statement No. 333-4780)

The Prospectus under the caption “Selling Shareholders” indicates that Barry Hertz is a selling shareholder with respect to up to 2,400,000 shares (adjusted for two (two for one) stock splits and two reverse stock splits (one-for-five and one-for-four) ) which were owned by Mr. Hertz.  Mr. Hertz has made gifts to certain trusts created for each of his 10 children.  As a result, The David Hertz Trust, The Leora Hertz Trust, The Shulamis Hertz Trust, The Tzvi Hertz Trust, The Daniel Hertz Trust, The Rina Hertz Trust, The Hillel Hertz Trust, The Tova Hertz Trust, The Nesanel Hertz Trust and The Benjamin Hertz Trust are each currently Selling Shareholders for purposes of the Prospectus with respect to 25,647 shares of common stock held by each Trust gifted to such Trusts by Mr. Hertz.  Capitalized terms used herein and not defined herein have the meanings set forth in the Prospectus.